SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 25, 2009

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, Ca 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 25, 2009, Consumer Portfolio Services, Inc. ("CPS" or the "Company") and its subsidiary Page Four Funding LLC  entered into a two-year revolving credit agreement (the "Credit Agreement") and related agreements with Fortress Credit Corp. ("Fortress"), an affiliate of Fortress Investment Group, and with others. Loans under the Credit Agreement are to be secured by automobile receivables that CPS now holds or may purchase in the future from dealers.

Under the Credit Agreement, and subject to its terms and conditions, Fortress has agreed to lend from time to time up to a maximum of $50 million.  Loans under the Credit Agreement bear interest at a floating rate equal to one-month LIBOR plus 12.00%, but in all events no less than 14.00% per year.   The full amount of all outstanding loans is due September 25, 2011, subject to acceleration upon the occurrence of certain defined events of default.

In connection with the Credit Agreement, CPS has paid a closing fee of $750,000 and issued to an affiliate of Fortress the warrant described in Item 3.02, below. The information provided in response to Item 3.02 is incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to items 1.01 and 3.02 is incorporated herein by reference.

CPS first incurred indebtedness under the Credit Agreement in the amount of $5,171,000 on September 30, 2009. CPS used the proceeds of that draw to repay outstanding indebtedness under its former warehouse credit facility, and for working capital.

CPS intends to incur additional indebtedness under the Credit Agreement from time to time as it purchases motor vehicle receivables from dealers.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On September 25, 2009, CPS issued to an affiliate of Fortress a warrant (the “Fortress Warrant”) to purchase 1,158,087 shares of CPS common stock, at an exercise price of $0.879 per share. The Fortress Warrant was issued in consideration of Fortress's committing to make loans under the Credit Agreement, as described above in Item 1.01 of this report. The contents of Item 1.01 are incorporated by reference into this Item 3.02.

The warrant may be exercised at any time on or before September 25, 2019. The exercise price of $0.879 per share is equal to the average of the closing prices of CPS common stock reported by the Nasdaq Stock Market for the twenty trading days ended September 24, 2009.  The warrant contains anti-dilution provisions and other customary provisions.

The sale and issuance of the warrant is exempt from registration under the Securities Act of 1933, pursuant to section 4(2) thereof, as a transaction not involving a public offering. Such securities were not offered or sold to any person other than Fortress and its affiliates. CPS has also agreed to register the sale of the securities that may be issued upon the exercise of the warrant under the Securities Act upon request of the holder.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

Pursuant to existing anti-dilution provisions in warrants previously issued by CPS to Levine Leichtman Capital Partners IV, L.P. (“LLCP”), a warrant held by LLCP has been adjusted as a result of the issuance of the Fortress warrant.  The adjusted warrant now permits the purchase of 1,600,991 shares at $1.40702 per share.  Prior to the adjustment, such warrant had permitted the purchase of 1,564,324 shares at a price of $1.44 per share.

ITEM 9.01                        FINANCIAL STATEMENTS AND EXHIBITS.

Three exhibits are filed with this report:

10.1           Revolving Credit Agreement
10.2           Fortress Warrant
20.1           News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: October 1, 2009	By:	/s/JEFFREY P. FRITZ
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant